                                                                Exhibit 99(i)






                     NACCO MATERIALS HANDLING GROUP, INC.
                     AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1997 AND 1996
                     TOGETHER WITH AUDITORS' REPORT

                    Report of Independent Public Accountants


To the Board of Directors and Stockholders of NACCO Materials Handling Group, Inc.:

We have audited the accompanying consolidated balance sheets of NACCO Materials Handling Group, Inc. (an indirect majority-owned subsidiary of NACCO Industries, Inc.) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACCO Materials Handling Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                        ARTHUR ANDERSEN LLP




Portland, Oregon
  January 30, 1998

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996

                 (in thousands of dollars except share amounts)

                                     ASSETS
                                     ------                                        1997           1996
                                                                                  --------       ------
CURRENT ASSETS:
  Cash and cash equivalents                                                      $ 17,125       $ 42,789
  Accounts receivable, net of allowance for doubtful accounts
    of $5,460 in 1997 and $4,073 in 1996                                          143,587        126,663
  Inventories                                                                     209,165        218,644
  Prepaid expenses and other                                                        3,788          5,221
  Deferred income taxes                                                            15,346          5,390
                                                                                 --------       --------
                                                                                  389,011        398,707
                                                                                 --------       --------

PROPERTY, PLANT AND EQUIPMENT, net                                                166,383        169,687

DEFERRED CHARGES:
  Goodwill, net                                                                   353,254        360,882
  Other                                                                            11,674          9,054
                                                                                 --------       --------
                                                                                  364,928        369,936

OTHER ASSETS                                                                       22,092         12,556
                                                                                 --------       --------
          Total assets                                                           $942,414       $950,886
                                                                                 ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                               $191,003       $148,283
  Revolving credit agreements                                                       2,196          7,772
  Current maturities of long-term debt                                              2,756          3,433
  Accrued warranty obligation                                                      27,740         21,506
  Other current liabilities                                                       105,417         69,786
  Accrued income taxes                                                              5,400            801
                                                                                 --------       --------
                                                                                  334,512        251,581
                                                                                 --------       --------
LONG-TERM DEBT, net                                                               151,790        247,717

OTHER LIABILITIES                                                                  66,301         64,443

DEFERRED INCOME TAXES                                                               4,870         17,385

STOCKHOLDERS' EQUITY:
  Common stock, par value $1 per share; 10,000 shares
    authorized; 5,599 shares outstanding                                                6              6
  Capital in excess of par value                                                  198,205        198,205
  Retained earnings                                                               181,720        158,330
  Foreign currency translation adjustment                                           6,600         15,006
  Pension liability adjustment                                                     (1,590)        (1,787)
                                                                                 --------       --------
                                                                                  384,941        369,760
                                                                                 --------       --------
          Total liabilities and stockholders' equity                             $942,414       $950,886
                                                                                 ========       ========

                          The accompanying notes are an
              integral part of these consolidated balance sheets.

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                            (in thousands of dollars)



                                                       1997            1996
                                                       ----            ----

NET SALES                                            $1,488,032     $1,560,092

COST OF SALES                                         1,223,861      1,312,952
                                                     ----------     ----------
          Gross Profit                                  264,171        247,140
                                                     ----------     ----------

OPERATING EXPENSES:
  Selling, general and administrative expenses          173,977        163,109
  Goodwill amortization                                  11,683         11,517
  Restructuring charge                                    7,973              -
                                                     ----------     ----------
                                                        193,633        174,626
                                                     ----------     ----------
          Operating profit                               70,538         72,514

OTHER INCOME (EXPENSE):
  Interest income                                         2,239            590
  Interest expense                                      (14,545)       (24,994)
  Other, net                                             (5,910)        (2,088)
                                                     ----------     ----------
                                                        (18,216)       (26,492)
                                                     ----------     ----------
          Income before income taxes                     52,322         46,022

PROVISION FOR INCOME TAXES                               13,632         19,579
                                                     ----------     ----------
          Net income                                 $   38,690     $   26,443
                                                     ==========     ==========


                          The accompanying notes are an
                integral part of these consolidated statements.

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                            (in thousands of dollars)

                                                          1997           1996
                                                          ----           ----

OPERATING ACTIVITIES:
  Net income                                           $  38,690       $ 26,443
  Adjustments to reconcile net income to net
    cash provided by operating activities-
      Depreciation and amortization                       35,025         33,785
      Deferred income taxes                              (23,756)        (5,089)
      Other                                                4,786          2,766
      Changes in working capital:
        Accounts receivable                              (23,192)        82,029
        Inventories                                        1,530         75,540
        Prepaid expenses and other                           666            404
        Accounts payable and other liabilities            88,904        (65,274)
        Accrued income taxes                               4,781         (1,594)
                                                       ---------       --------
          Net cash provided by operating activities      127,434        149,010
                                                       ---------       --------
INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment         (25,557)       (42,294)
  Acquisitions of businesses                             (11,290)       (11,537)
  Other, net                                                 (25)         2,646
                                                       ---------       --------
          Net cash used for investing activities         (36,872)       (51,185)
                                                       ---------       --------
FINANCING ACTIVITIES:
  Additions to long-term debt                                112          1,880
  Reduction of long-term debt                            (96,588)        (2,533)
  Revolving credit agreements, net                        (3,910)        (4,378)
  Short-term obligations, net                                  -        (72,465)
  Dividends paid                                         (15,300)             -
  Financing of other short-term obligations                 (521)       (10,603)
  Capital grants                                             741          4,154
  Other, net                                                 811          1,274
                                                       ---------       --------
          Net cash used for financing activities        (114,655)       (82,671)
                                                       ---------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                   (1,571)         1,858
                                                       ---------       --------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) for the year                       (25,664)        17,012
  Balance at the beginning of the year                    42,789         25,777
                                                       ---------       --------
BALANCE, at the end of the year                        $  17,125       $ 42,789
                                                       =========       ========


                          The accompanying notes are an
                integral part of these consolidated statements.

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                            (in thousands of dollars)


                                                   1997           1996
                                                   ----           ----

COMMON STOCK                                     $      6       $      6
                                                 --------       --------

CAPITAL IN EXCESS OF PAR VALUE                    198,205        198,205
                                                 --------       --------

RETAINED EARNINGS:
  Beginning balance                               158,330        131,887
  Net income                                       38,690         26,443
  Dividends paid                                  (15,300)             -
                                                 --------       --------
                                                  181,720        158,330
                                                 --------       --------

FOREIGN CURRENCY TRANSLATION ADJUSTMENT:
  Beginning balance                                15,006         12,810
  Foreign currency translation adjustment          (8,406)         2,196
                                                 --------       --------
                                                    6,600         15,006
                                                 --------       --------

PENSION LIABILITY ADJUSTMENT                       (1,590)        (1,787)
                                                 --------       --------
          Total stockholders' equity             $384,941       $369,760
                                                 ========       ========


                          The accompanying notes are an
                integral part of these consolidated statements.

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996



1.  ACCOUNTING POLICIES:

Basis of Presentation

The accompanying consolidated financial statements of NACCO Materials Handling Group, Inc. and subsidiaries include the accounts of NACCO Materials Handling Group, Inc. and subsidiaries and its parent Hyster-Yale Materials Handling, Inc., a holding company (collectively, the Company). Hyster-Yale Materials Handling, Inc. is a 98 percent owned subsidiary of NACCO Industries, Inc. (NACCO). NACCO Materials Handling Group, Inc. and subsidiaries is the primary operating business.

Principles of Consolidation

The consolidated financial statements include the accounts of Hyster-Yale Materials Handling, Inc. and NACCO Materials Handling Group, Inc. and its majority-owned domestic and international subsidiaries except for Companhia Hyster, a Brazilian subsidiary retailer. Income from this Brazilian subsidiary is recognized when cash is received in the form of a dividend. Investments in Sumitomo Yale Company, Ltd. (S-Y), a 50% owned joint venture, and Yale Financial Services, Inc. (YFS, Inc.), a 20% owned joint venture, are accounted for by the equity method. All significant intercompany accounts and transactions among the consolidated companies are eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market. Cost has been determined under the last-in, first-out (LIFO) method for domestic inventories and under the first-in, first-out (FIFO) method with respect to all other inventories. Costs for inventory valuation include labor, material and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation, including amortization of equipment acquired under capital leases, is computed using the straight-line method over the estimated useful service lives for purposes of financial reporting. For tax purposes, an accelerated method is generally used. Maintenance and repairs are expensed as incurred.

Goodwill

Goodwill, the excess of the purchase price paid over the fair value of the net assets acquired, relates primarily to the 1989 acquisition of Hyster Company and is amortized on a straight-line basis over 40 years. Accumulated amortization was

$94.4 million and $82.7 million at December 31, 1997 and 1996, respectively. Management regularly evaluates its accounting for goodwill considering such factors as historical and future profitability and believes that the asset is realizable and the amortization period is appropriate.

Product Development Costs

Expenditures associated with the development of new products and improvements to existing products are expensed as incurred. These costs amounted to $23.5 and $23.3 million in 1997 and 1996, respectively.

Advertising Costs

Advertising costs are expensed as incurred and amounted to $8.0 and $7.0 million in 1997 and 1996, respectively.

Foreign Currency Translation

Assets and liabilities of foreign operations are translated into U.S. dollars at the fiscal year-end exchange rate. The related translation adjustments are recorded as a separate component of stockholders' equity. Revenues and expenses are translated using average exchange rates prevailing during the year.

Financial Instruments and Derivative Financial Instruments

Financial instruments held by the Company include cash and cash equivalents, accounts receivable, accounts payable, revolving credit agreements, long-term debt, interest rate swap agreements and forward foreign currency exchange contracts. The fair values of these financial instruments have been determined using quoted market sources and management estimates. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

The Company operates internationally and enters into transactions denominated in foreign currencies. As a result, the Company is subject to the transaction exposures that arise from exchange rate movements between the dates foreign currency transactions are recorded and the dates they are consummated. The Company uses forward foreign currency exchange contracts to partially reduce risks related to transactions denominated in foreign currencies.

Generally, gains and losses from changes in the market value of these contracts are recognized in cost of sales and offset the foreign exchange gains and losses on the underlying transaction. Gains and losses on contracts designated as hedges of firm commitments denominated in foreign currencies are deferred and included in the measurement of the related transaction.

In addition, the Company has entered into interest rate swap agreements for portions of its floating rate revolving credit agreement and its domestic asset securitization program. These interest rate swap agreements allow the Company to enter into long-term financing arrangements that have performance-based floating rates of interest, and then exchange them for fixed rates of interest. Variable rates for both the floating rate financing and the interest rate swap agreements are predominantly linked to three-month LIBOR (London Interbank Offered Rate). This common index promotes effectiveness of the interest rate swap agreements as a hedging instrument.

Amounts to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to Interest expense. Changes in the market value of the interest rate swap agreements are not recognized in net income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current period's presentation.

2.  NATURE OF OPERATIONS:

The Company designs, manufactures and markets material handling machinery and equipment. Its product offerings cover all categories of forklift trucks, with electric rider and internal combustion engine (ICE) forklift trucks being the major product lines. The Company also derives significant revenue from the sale of service parts for its own and competitors' forklift trucks.

The Company's manufacturing operations are primarily located in the United States and Europe. Products are differentiated between the Hyster(R) and Yale(R) brands and each brand is distributed worldwide through separate dealer networks. Both brands are also sold directly to certain national accounts customers.

The Company's market position is strongest in North America; it also has significant presence in Europe although its competitive position varies from country to country. The Company's market share in Asia-Pacific is relatively low.

The forklift truck industry is highly competitive and the Company has established alliances with a limited number of suppliers to secure sources of competitively priced materials and components. If the supply of key components or materials were disrupted, or if major price increases were imposed that could not be passed onto end customers, there could be an adverse impact on the Company's operating results.

3.  RESTRUCTURING AND OTHER CHARGES:

During the fourth quarter of 1997, management authorized and committed the Company to undertake the restructuring of certain operating activities. This plan entails the relocation and consolidation of certain engineering and marketing functions with the goals of improving customer service and raising productivity, thereby reducing costs. A restructuring charge of approximately $8.0 million, representing primarily accruals for employee severance costs, was recorded in the fourth quarter and is shown as Restructuring charge in the Consolidated Statements of Income. No significant incremental charges are expected to be recognized in future periods as a result of this restructuring plan.

This restructuring plan involves combining certain engineering, marketing and administrative functions, which will result in the construction of two new engineering marketing facilities on Company owned property, the addition of one new leased administrative facility and the closing of one owned and four leased facilities. In addition, the plan includes the termination of approximately 309 engineering, marketing and administrative employees which management estimates will result in a net reduction of approximately 130 employee positions after considering staffing requirements at remaining facilities. The Company anticipates completion of the restructuring plan by the end of 1998.

The accrual for restructure charges, net of amounts paid, consists of the following:

                                                              December 31,
                                                                  1997
                                                                  ----
                                                              (in thousands)

             Employee severance and benefits                       $5,902
             Lease termination/asset impairment                       985
                                                                   ------
                                                                   $6,887
                                                                   ======

In addition, selling general and administrative expenses in 1997 included a charge of $8.3 million recorded in the fourth quarter arising from commitments made prior to the year ended 1997 to provide relocation benefits to certain employees resulting from the reorganizations.

4.  SUPPLEMENTAL CASH FLOW INFORMATION:

Supplemental cash flow information is as follows:

                                                      Year Ended
                                                      December 31,
                                                  -------------------
                                                   1997          1996
                                                  -------       -----
                                                     (in thousands)

    Interest paid                                 $15,345       $25,794
    Income taxes paid                              36,312        32,900
    Income tax refunds received                     2,300         6,152


5.  ACCOUNTS RECEIVABLE:

In 1997, the Company entered into a one-year agreement to sell all of its domestic accounts receivable, on a revolving basis, to Lift Truck Funding Company, LLC ("LTF"), a wholly owned subsidiary of the Company. LTF was formed prior to the execution of this agreement for the purpose of buying and selling accounts receivable and is designated to be bankruptcy remote.

Also, in 1997, the Company and LTF entered into a one-year agreement with a financial institution whereby LTF can sell, on a revolving basis, an undivided percentage ownership interest in certain eligible accounts receivable, as defined, up to a maximum of $60.0 million. This two-step transaction is accounted for as a sale of receivables in accordance with Statement of Financial Accounting Standards No. 125. Accordingly, the Company's Consolidated Balance Sheet reflects the portion of receivables transferred to the financial institution as a reduction in accounts receivable, net. The proceeds from the initial sale of receivables of $33.0 million were used to retire debt outstanding under the Company's revolving credit agreement.

In addition to the domestic program discussed above, the Company also has agreements which allow for the sale, without recourse, of undivided interests in revolving pools of its foreign trade accounts receivable. The maximum allowable amount of foreign trade receivables to be sold was $72.9 and $75.6 at December 31, 1997 and 1996, respectively.

The Company continues to service the receivables and maintains an allowance for doubtful accounts based upon the expected collectibility of all the Company's accounts receivable, including the portion of receivables sold. The servicing liability incurred in connection with these transactions is not material.

Gross proceeds of $543.5 million were received during 1997 and the balance of accounts receivable sold at December 31, 1997 and 1996 was $33.5 million and $56.3 million, respectively, under all agreements. In the Consolidated Statement of Income the discount and any other transaction gains and losses are included in Other, net. The net effect of the sale of receivables during 1997 and 1996 was not material to the operating results of the Company.

6.  INVENTORIES:

Inventories are summarized as follows:

                                                     December 31,
                                                 ------------------
                                                   1997          1996
                                                 --------       ------
                                                     (in thousands)

    Finished goods and service parts            $ 86,947       $113,644
    Raw materials and work in process            135,613        120,620
    LIFO reserve                                 (13,395)       (15,620)
                                                --------       --------
                                                $209,165       $218,644
                                                ========       ========

The cost of inventories has been determined by the last-in first-out (LIFO) method for 61% and 55% of such inventories as of December 31, 1997 and 1996, respectively.

7.  INVESTMENTS:

The Company owns a 50% interest in Sumitomo Yale, Ltd. (S-Y). The joint venture operates a facility in Japan from which the Company purchases certain components, internal combustion engines and electric forklift trucks. Following is S-Y's unaudited condensed financial information on a separate company basis, before elimination of intercompany profits.

                                                          November 30,
                                                       ------------------
Condensed Balance Sheets                                1997        1996
------------------------                                ----        ----
                                                         (in thousands)
                                                           (unaudited)

Assets:
  Current assets                                      $ 94,643       $122,333
  Other assets                                          59,118         49,922
                                                      --------       --------
                                                      $153,761       $172,255
                                                      ========       ========

Liabilities and stockholders' equity:
  Notes payable                                       $ 43,871        $73,121
  Other current liabilities                             63,986         59,484
                                                      --------       --------
          Total current liabilities                    107,857        132,605

  Long-term debt                                        32,738         23,850
  Other liabilities                                        538          2,701
  Stockholders' equity                                  12,628         13,099
                                                      --------       --------
                                                      $153,761       $172,255
                                                      ========       ========

                                                        Twelve Months Ended
                                                            November 30,
                                                        -------------------
Condensed Statements of Income                          1997           1996
------------------------------                          ----           ----
                                                           (in thousands)
                                                            (unaudited)

Net sales                                              $176,719       $221,160
Gross profit                                             46,887         54,115
Net income                                                5,270          1,554

The Company's purchases from S-Y in 1997 and 1996 were $72.7 million and $108.3 million, respectively. Trade terms on certain payables to S-Y range from 180 to 210 days and the Company pays interest at market rates on all amounts owing after 60 days. Payables to S-Y with terms greater than 60 days are shown as financing of other short-term obligations in the Consolidated Statements of Cash Flows. The Company's accounts receivable and accounts payable balances with S-Y are as follows:

                                              December 31,
                                           -------------------
                                            1997          1996
                                           -------       -----
                                              (in thousands)

    Accounts receivable                   $   288       $   578
    Accounts payable                       31,668        32,398

The Company reimbursed S-Y $1.2 million for engineering assistance during 1996.

8.  PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment includes the following:

                                                            December 31,
                                                       -----------------------
                                                         1997             1996
                                                       ------             ----
                                                            (in thousands)

    Land                                             $   9,665        $   6,546
    Buildings                                           72,181           70,496
    Machinery, tools and equipment                     226,447          218,780
                                                     ---------        ---------
                                                       308,293          295,822

    Less:  Accumulated depreciation                   (141,910)        (126,135)
                                                     ---------        ---------
                                                     $ 166,383        $ 169,687
                                                     =========        =========

Depreciation charged to income was $23.0 and $22.0 million in 1997 and 1996, respectively.

9.  OTHER CURRENT LIABILITIES:

The components of other current liabilities are summarized as follows:

                                                          December 31,
                                                    ---------------------
                                                      1997           1996
                                                    --------       ------
                                                         (in thousands)

    Wages, commissions and bonuses                 $ 14,895        $13,417
    Employee benefits                                18,591          4,859
    Miscellaneous taxes                               4,147          5,158
    Interest                                          1,385          2,307
    Restructuring                                     6,887              -
    Self insurance                                    8,000          8,000
    Sales discounts                                   9,593         10,605
    Other                                            41,919         25,440
                                                   --------        -------
                                                   $105,417        $69,786
                                                   ========        =======

10. REVOLVING CREDIT AGREEMENTS AND LONG-TERM DEBT:

The Company has entered into a long-term revolving credit agreement (the Credit Agreement) with a group of banks which provides the Company with an unsecured $350 million revolving line of credit. Borrowing capacity under this Credit Agreement is reduced by the amount of trade accounts receivable sold under the Company's domestic accounts receivable sales agreement (Note 5). The Credit Agreement expires in the year 2002 and has annual extension options. It is the Company's intention to either exercise the annual extension options or replace outstanding borrowings with similar financing vehicles at term. As such, borrowings under the Credit Agreement of $150 million and $230 at December 31, 1997 and 1996, respectively, have been classified as long-term debt. As of December 31, 1997 and 1996, the Company had $181.4 million and $120.0 million available under the Credit Agreement.

A facility fee, which is based upon the total $350 million commitment of the Credit Agreement, is currently .10% per annum. This facility bears interest under a variety of borrowing options with premiums on each option subject to reductions based on favorable performance. The weighted average interest rate, including interest rate swaps, at December 31, 1997 and 1996 was 7.03% and 6.50%, respectively.

The Credit Agreement contains covenants related to minimum net worth, debt to capitalization and debt of subsidiaries. It also provides that certain covenants will be released if the Company attains certain financial targets. During 1997, the Company attained these financial targets, and as such, covenants limiting dividends, capital spending, and investments were released. As of December 31, 1997, the Company was in compliance with all the covenants in the Credit Agreement.

In addition to the Credit Agreement discussed above, the Company has arrangements with lenders that allow for borrowings on an uncommitted basis at current market rates. At December 31, 1997, there were no borrowings outstanding under these arrangements, however, at December 31, 1996 borrowings under these arrangements amounted to $14.0 million and were classified as long-term debt. The weighted average interest rate on these borrowings at December 31, 1996 was 6.875%.

As further discussed in Note 15 to the consolidated financial statements, the Company has entered into unsecured interest rate swap agreements. The interest rate swap agreements mature at varying lengths from eighteen months to seven years and effectively change the majority of the Company's floating interest rate exposure on the Credit Agreement to fixed rates. The Company evaluates its exposure to floating rate debt on an ongoing basis.

Long-term debt, exclusive of current maturities, consists of the following:

                                               December 31,
                                           ------------------
                                            1997           1996
                                            ----           ----
                                               (in thousands)

Revolving credit agreements               $150,000       $244,000
Capital leases and other                     1,790          3,717
                                          --------       --------
Total long-term debt                      $151,790       $247,717
                                          ========       ========

To the extent allowed under the restrictive covenants of the Credit Agreement, foreign subsidiaries had credit lines at December 31, 1997 and 1996 with an unused amount of $27.6 million and $27.9 million, respectively. Borrowings under these credit lines are classified as short-term and amounted to $2.2 million and $7.8 million at December 31, 1997 and 1996, respectively. These credit lines are denominated in various currencies and the weighted average interest rate at December 31, 1997 and 1996 on outstanding balances was 8.9% and 8.8% at December 31, 1997 and 1996, respectively.

11.  INCOME TAXES:

The Company is included in the consolidated federal income tax return of NACCO. The Company and NACCO are parties to an income tax sharing agreement providing for the allocation of federal income tax liabilities. Under this arrangement, the Company will pay to NACCO an amount equal to the income taxes that would be payable by the Company if it were a corporation filing a separate return. Therefore, the currently payable federal portion of the provision for income taxes is payable to NACCO. The Company files separate state income tax returns.

The components of income before income taxes and provision for income taxes for the year ended December 31 are as follows:

                                                        1997           1996
                                                        ----           ----
                                                          (in thousands)

Income before income taxes
  Domestic                                            $ 40,476       $32,635
  Foreign                                               11,846        13,387
                                                      --------       -------
                                                      $ 52,322       $46,022
                                                      ========       =======

Provision for income taxes
Current tax expense:
    Federal                                           $ 28,839       $18,494
    State                                                5,047         3,489
    Foreign                                              3,127         5,073
                                                      --------       -------
          Total current                                 37,013        27,056

  Deferred tax expense (benefit):
    Federal                                            (24,345)       (1,883)
    State                                               (2,209)         (571)
    Foreign                                             (2,753)       (5,023)
                                                      --------       -------
          Total deferred                               (29,307)       (7,477)

Increase in valuation allowance                          5,926             -
                                                      --------       -------
                                                      $ 13,632       $19,579
                                                      ========       =======

A reconciliation of federal statutory and effective income tax for the year ended December 31 follows:

                                                          1997           1996
                                                          ----           ----
                                                            (in thousands)

Income before taxes                                     $ 52,322       $46,022
                                                        ========       =======

Statutory taxes at 35%                                  $ 18,313       $16,108
Foreign rate differences                                  (2,055)            -
Unremitted foreign earnings                              (15,382)            -
Valuation allowance                                        5,926             -
Amortization of goodwill                                   3,777         4,085
State income taxes                                         2,015         1,638
Tax audit settlements                                          -        (1,288)
Export benefits                                             (683)       (1,670)
Other nondeductible items                                    477           (90)
Earnings reported net of taxes                              (405)         (404)
Other, net                                                 1,649         1,200
                                                        --------       -------
                                                        $ 13,632       $19,579
                                                        ========       =======

Effective rate                                              26.0%         42.5%
                                                        ========       =======

A detailed summary of the total deferred tax assets and liabilities in the Company's consolidated balance sheets at December 31 resulting from differences in the book and tax basis of assets and liabilities follows:

                                                       1997          1996
                                                      -------      ------
                                                          (in thousands)

Deferred Tax Assets

  Accrued expenses and reserves                      $31,356       $ 21,493
  Product liability                                   20,510         18,907
  Net operating loss carryforwards                     6,041          6,757
  Less- Valuation allowance                           (5,926)             -
  Tax credit carryforwards                                 -            436
  Other                                                3,055             23
                                                     -------       --------
          Total deferred tax assets                  $55,036       $ 47,616
                                                     =======       ========


Deferred Tax Liabilities
------------------------
  Depreciation and depletion                         $20,134       $ 20,238
  Unremitted foreign earnings                              -         16,663
  Inventories                                         13,292         13,161
  Pension                                              4,024          3,330
  Other                                                7,110          6,219
                                                     -------       --------
          Total deferred tax liabilities             $44,560       $ 59,611
                                                     =======       ========

Net deferred tax assets (liabilities)                $10,476       $(11,995)
                                                     =======       ========

In the fourth quarter of 1997, management determined that the earnings of the Company's foreign subsidiaries have been and will be indefinitely reinvested in the Company's foreign operations and, therefore, concluded that the tax accrual for unremitted foreign earnings was no longer required. Certain 1997 events, including the release of certain covenant restrictions on the Company's debt facility, an improvement in the Company's domestic cash flow and the identification of specific capital investment projects to be undertaken by the foreign operations allowed management to make this determination. As a result, an income tax benefit of $17.4 million was recognized in the fourth quarter of 1997 of which $2.1 million represents the reversal of deferred taxes provided in the first three quarters of 1997 and $15.3 million relating to the reversal of previously provided deferred taxes on the Company's unremitted foreign earnings.

The unremitted earnings of foreign subsidiaries are $123 million as of December 31, 1997. Since these earnings have been or are to be indefinitely reinvested in foreign operations, no provision has been made for U.S. income taxes. It is impracticable to determine the amount of unrecognized deferred taxes with respect to these earnings; however, foreign tax credits would be available to reduce U.S. income taxes in the event of a distribution.

The Company periodically reviews the need for a valuation allowance against certain deferred tax assets and recognizes these assets to the extent that realization of these assets is more likely than not. Based on a review of earnings history and trends, forecasted earnings and expiration of carryforwards, in the fourth quarter of 1997, the Company provided a valuation allowance of $5.9 million against certain foreign net operating loss carryforwards and deferred tax assets for which utilization is uncertain. At December 31, 1997, the Company has $2.2 million of foreign net operating loss carryforwards which expire, if unused, in years 1998 through 2002 and $3.8 million which are not subject to expiration.

In 1996, the Company reached agreements with various tax authorities resulting in nonrecurring tax benefits of $1.3 million. The Company and certain of its subsidiaries are currently under examination by various taxing authorities. The Company ahs not been informed of any material assessment resulting from these examinations and will vigorously contest any material assessment. Management believes that any potential adjustment would not materially affect future earnings.

12.  PENSION BENEFITS:

The Company maintains a variety of pension plans covering a majority of its employees. A portion of the employees are participants in the defined benefit plans discussed below. Most of the remaining covered employees participate in the profit sharing portion of the Company's defined contribution plan also described below. In addition, all eligible employees are included in the 401(k) portion of the defined contribution plan. Total pension and postretirement expense for the Company was $14.3 million and $11.0 million for the years 1997 and 1996, respectively. Included in these amounts is the expense associated with government sponsored plans in which the Company's international subsidiaries participate. Cash contributions under the above plans were $12.9 million in 1997 and $16.5 million in 1996.

During 1996, the Company recognized a curtailment gain of $1.3 million which is included in pension expense for the year. This gain resulted from the suspension of the U.S. defined benefit plan for salaried and non-union employees effective December 31, 1996. Future benefits to the participants of this plan will be earned under the profit sharing portion of the Company's defined contribution plan described below.

The Company participates in the combined defined benefit plan of NACCO for certain employee groups. The Company also maintains a defined benefit plan for those employees that are covered under collective bargaining agreements. Each defined benefit plan has a formula which is used to determine benefits upon retirement. Most formulas take into account age, compensation, and success of the Company in meeting certain goals, although certain hourly employees' formulas are based primarily on years of service. The Company's current funding policy is to contribute annually the minimum contribution calculated by the independent actuaries. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The components of periodic pension cost and actuarial assumptions for the Company's principal defined benefit plans for the years ended December 31, 1997 and 1996 are as follows:

                                                              1997         1996
                                                              ----         ----
                                                                (in thousands)

UNITED STATES PLANS:
  Interest accrued on projected benefit obligation         $ 3,392      $ 3,633
  Service cost-benefits earned during the year               1,225        2,892
  Actual return on plan assets, net of plan expense         (9,955)      (2,284)
  Net amortization and deferral                              6,901           27
  Curtailment gain                                               -       (1,288)
                                                           -------      -------
  Net periodic pension cost                                $ 1,563      $ 2,980
                                                           =======      =======

  Assumed discount rate                                        7.5%         8.0%
  Rate of compensation increase (where applicable)             4.5%         5.0%
  Expected long-term rate of return on plan assets             9.0%         9.0%

UNITED KINGDOM PLANS:
  Interest accrued on projected benefit obligation         $ 2,736      $ 2,279
  Service cost-benefits earned during the year               2,125        1,081
  Actual return on plan assets, net of plan expense         (7,411)      (5,959)
  Net amortization and deferral                              3,411        2,869
                                                           -------      -------
  Net periodic pension cost                                $   861      $   270
                                                           =======      =======

  Assumed discount rate                                        8.0%         8.5%
  Rate of compensation increase (where applicable)             5.0%         5.5%
  Expected long-term rate of return on plan assets             9.0%         9.5%

The following schedule reconciles the funded status of the Company's principal defined benefit plans with amounts reported in the consolidated balance sheets at December 31, 1997 and 1996:

                                                                                    1997                        1996
                                                                             -----------------           -----------------
                                                                             United       United         United       United
                                                                             States      Kingdom         States      Kingdom
                                                                             Plans        Plans          Plans        Plans
                                                                             -----        -----          -----        -----

                                                                                             (in thousands)
Projected benefit obligation, based on employment
    service to date and current salary levels:
      Vested accumulated benefit obligation                                  $43,090       $30,021       $40,517       $30,547
      Nonvested accumulated benefit obligation                                 1,898         1,585         1,382         1,614
                                                                             -------       -------       -------       -------
       Total accumulated benefit obligation                                   44,988        31,606        41,899        32,161


    Additional amounts related to projected
        salary increase                                                          160         3,669           133         1,724
                                                                             -------       -------       -------       -------
       Total projected benefit obligation                                     45,148        35,275        42,032        33,885

Fair value of plan assets                                                     51,629        49,500        39,197        42,636
                                                                             -------       -------       -------       -------

  Plan assets in excess of (less than)
      projected benefit obligation                                             6,481        14,225        (2,835)        8,751

  Unrecognized net loss (gain) from past
      experience different from that assumed                                  (3,940)            -         2,799             -
  Unrecognized prior service cost                                              1,745         1,180         1,340         1,311
  Unrecognized net transition obligation                                           -        (7,568)            -        (3,351)
  Additional minimum liability                                                (4,062)            -        (4,006)            -
  Contributions in fourth quarter                                                540           403             -             -
                                                                             -------       -------       -------       -------
Prepaid (accrued) pension cost recognized                                    $   764       $ 8,240       $(2,702)      $ 6,711
                                                                             =======       =======       =======       =======

The Company maintains a defined contribution retirement plan for U.S. employees which includes a profit sharing portion and a 401(k) portion. Contributions to the profit sharing plan are based on a formula which takes into account age, compensation, and success of the Company in meeting certain goals. Contributions vest over a five-year period. Under the 401(k) portion, eligible employees may contribute up to 17% of their compensation and the Company matches an amount equal to 66-2/3% of the participants' initial 3% before tax contribution. Participants are at all times fully vested in their contributions and those made by the Company.

13.      POSTRETIREMENT BENEFITS:

The Company maintains health care and life insurance plans which provide benefits to eligible retired employees. The Company funds these benefits on a "pay as you go" basis, with the retirees paying a portion of the costs.

Summary information on the Company's plans is as follows:

                                                                     December 31,
                                                                   ----------------
                                                                   1997        1996
                                                                   ----        ----
                                                                     (in thousands)

Accumulated postretirement benefit obligation (APBO):
  Retirees                                                        $ 4,873      $4,639
  Fully eligible active plan participants                             415         395
  Other active plan participants                                    5,435       5,188
                                                                  -------     -------
                                                                   10,723      10,222
Unrecognized net loss                                              (3,032)     (2,587)
                                                                  -------     -------
Accrued postretirement benefit                                    $ 7,691      $7,635
                                                                  =======     =======

The components of net periodic other postretirement benefit cost are as follows:

                                                                 Year Ended
                                                                December 31,
                                                               --------------
                                                               1997       1996
                                                               ----       ----
                                                                (in thousands)

Service cost of benefits earned                               $  177     $  190
Interest cost on accumulated postretirement benefit
  obligation                                                     792        814
Amortization of unrecognized loss                                117        163
                                                              ------     ------
                                                              $1,086     $1,167
                                                              ======     ======

The assumed health care cost trend rate for measuring the postretirement benefit cost was 7.5% in 1997 and 8.5% in 1996, gradually reducing to 5.25% in years 2003 and after. The weighted average discount rate used to determine the benefit obligation was 7.5% in 1997 and 8.0% in 1996. If the assumed health care trend rate were increased by one percentage point, the effect would be to increase the APBO by $1.1 million and expense by an immaterial amount.

14.  LONG-TERM INCENTIVE COMPENSATION PLAN:

The Company has a Long-Term Incentive Compensation Plan for officers and key management employees of the Company and its subsidiaries. Awards under this plan represent book value appreciation units and entitle the recipient, subject to vesting and other restrictions, to receive cash equal to the difference between the base period price for the units and the book value price as of the quarter date coincident to or immediately preceding the date of disbursement. Awards vest and are payable ten years from date of grant or earlier under certain conditions. As of December 31, 1997, 1.8 million units have been awarded to key employees and officers. The amount charged to expense was $3.4 million and $2.4 million in 1997 and 1996, respectively. The total amount accrued at December 31, 1997 and 1996 for these awards was $10.2 million and $6.8 million, respectively, and was recorded as a long-term liability.

15.  FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS:

Financial Instruments

The fair value of financial instruments approximated their carrying values at December 31, 1997 and 1996.

Interest Rate Derivatives

As discussed in Note 1, the Company enters into interest rate swap agreements with major commercial banks for which the risk of credit loss from nonperformance by the banks is considered minimal. As of December 31, 1997 and 1996, respectively, the Company had $205.0 and $310.0 million notational principal amount of interest rate swaps with an average effective rate of 7.11% and 6.4%. The carrying amount of the interest rate swaps is $0 and the fair value was $6.1 million and $4.7 million as of December 31, 1997 and 1996, which reflects the amount the Company would have to pay to terminate the contracts.

Foreign Currency Derivatives

As also discussed in Note 1, the Company enters into forward foreign exchange contracts to hedge exposures to foreign currency exchange rate fluctuations. These contracts are with major financial institutions and the risk of credit loss from nonperformance by these institutions is considered minimal. These contracts hedge primarily firm commitments and, to a lesser degree, anticipated commitments relating to cash flows associated with sales and purchases denominated in foreign currencies. The Company enters into foreign exchange contracts in a variety of foreign currencies with maturities not exceeding one year. At December 31, 1997 and 1996, the Company had $71.3 and $61.1 million contract value of forward foreign exchange contracts, respectively.

16.  LEASES:

Future minimum annual lease payments under noncancelable lease obligations as of December 31, 1997 are as follows:

                                                   Capital          Operating
                                                   Leases            Leases
                                                   ------            ------

                                               (in thousands)    (in thousands)

1998                                                 $2,128           $ 6,829
1999                                                  1,393             6,602
2000                                                    747             5,970
2001                                                    255             5,273
2002                                                      -             4,679
Subsequent to 2002                                        -             7,025
                                                     ------           -------
Total Future Minimum Lease Payments                   4,532           $36,378
                                                                      =======
Less amount representing interest                       615
                                                     ------
Present value of net minimum lease payments           3,908
Less current maturities                               2,128
                                                     ------
                                                     $1,780
                                                     ======

Capital leases are for manufacturing equipment. Amounts included in property, plant and equipment are as follows:

                                                              December 31,
                                                           -----------------
                                                          1997           1996
                                                         -------        -----

         Plant & equipment                              $16,566        $18,152
         Less accumulated amortization                    9,672          9,251
                                                        -------        -------
         Net leased PP&E                                $ 6,894        $ 8,901
                                                        =======        =======

Aggregate rental expense for operating leases included in the consolidated statements of income was $8.8 and $7.1 million in 1997 and 1996, respectively.

17.  CONTINGENCIES:

The Company is subject to recourse or repurchase obligations under various financing arrangements for certain independently owned retail dealerships. Also, certain dealer loans are guaranteed by the Company. Total amounts subject to recourse, guarantee or repurchase obligation at December 31, 1997 and 1996 were $156.9 million and $125.6 million, respectively.

When the Company is the guarantor of the principal amount financed, a security interest is usually maintained in assets of the parties for whom the Company is guaranteeing debt. Losses anticipated under the terms of the recourse or repurchase obligations have been provided for and are not significant.

The Company is the defendant in various product liability and other legal proceedings incidental to its business. The majority of this litigation involves product liability claims. The Company has recorded a reserve for potential product liability losses at December 31, 1997 of $52.7 million, of which $8.0 million is estimated to be payable in 1998. While the resolution of litigation cannot be predicted with certainty, management believes that the reserves are adequate and no material adverse effect upon the financial position or results of operations of the Company will result from such legal actions.

18.  SEGMENT INFORMATION:

The Company's business consists of the engineering, manufacturing and marketing of materials handling machinery and equipment, under the Hyster(R) and Yale(R) trade names. The Company's products are manufactured in plants at five locations in the United States and eight international plants located in Scotland, Northern Ireland, The Netherlands, Italy, Brazil, Australia and Japan. Service parts are distributed through parts depots located in the United States, Europe, Australia and Brazil. Generally, products assembled abroad are comprised of parts and components manufactured or purchased locally and from U.S. plants at established transfer prices. The transfer price of production parts and completed units is established by a procedure designed to equate to an arm's-length price. However, for purposes of the following financial statement disclosure, transfers between geographic areas are presented at standard cost.

                                                                 Europe,
                                                                Africa &
                                                                 Middle        Asia
                   1997                        Americas           East        Pacific        Eliminations        Consolidated
       ---------------------------             --------         --------      -------        ------------        ------------
                                                                               (in thousands)

Sales to unaffiliated customers                 $  894,307       $398,882      $73,666          $       -           $1,366,855

Export sales to unaffiliated customers             121,177              -            -                  -              121,177

Transfers between geographic areas                  29,526        146,828            -           (176,354)                   -
                                                ----------       --------      -------          ---------           ----------
Total net sales                                 $1,045,010       $545,710      $73,666          $(176,354)          $1,488,032
                                                ==========       ========      =======          =========           ==========

Operating profit (loss)                         $   52,323       $ 22,595      $(4,380)         $       -           $   70,538
                                                ==========       ========      =======          =========           ==========

Identifiable assets                             $  553,896       $355,484      $33,034          $       -           $  942,414
                                                ==========       ========      =======          =========           ==========

                                                                  Europe,
                                                                 Africa &
                                                                  Middle       Asia
                   1996                        Americas            East       Pacific        Eliminations        Consolidated
       ---------------------------             --------          --------     -------        ------------        ------------
                                                                                   (in thousands)

Sales to unaffiliated customers                 $  908,793       $451,776      $92,863          $       -           $1,453,432

Export sales to unaffiliated customers             106,660              -            -                  -              106,660

Transfers between geographic areas                  53,214        129,779            -           (182,993)                   -
                                                ----------       --------      -------          ---------           ----------
Total net sales                                 $1,068,667       $581,555      $92,863          $(182,993)          $1,560,092
                                                ==========       ========      =======          =========           ==========

Operating profit (loss)                         $   44,043       $ 32,307      $(3,836)         $       -           $   72,514
                                                ==========       ========      =======          =========           ==========

Identifiable assets                             $  570,044       $335,493      $45,349          $       -           $  950,886
                                                ==========       ========      =======          =========           ==========

In 1996, the Company had sales to a single affiliated group of customers which represented 10.3% of worldwide net sales. There were no sales to any single customer in excess of 10% of worldwide sales in 1997.